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                                                                FREE TRANSLATION
                                                                   APRIL 8, 2002

                                    EXHIBIT 1

                              PRIVATE INSTRUMENT OF
                     SHAREHOLDERS' AGREEMENT OF VALEPAR S.A.

                  The undersigned:

            I. LITEL PARTICIPACOES S.A., a company duly organized and existing under the laws of Republic Federative of Brazil, with head offices at Avenida Presidente Wilson, 231, 10th floor, in the City of Rio de Janeiro, State of Rio de Janeiro, enrolled with the Federal Taxpayers' Register (CNPJ/MF) under no. 00,743,065/0001-27, herein represented by its undersigned legal representatives (hereinafter referred to as "SPE Fundacoes");

            II. CSN STEEL CORP., a company duly organized and existing under the laws of Cayman Islands, with head offices at Ugland House, PO Box 309, George Town, Cayman, British West Indies, herein represented by its undersigned legal representatives (hereinafter referred to as "SPE CSN");

            III. SWEET RIVER INVESTMENTS, LTD., a company duly organized and existing under the laws of Cayman Islands, with head offices at Ugland House, PO Box 309, George Town, Cayman, British West Indies, herein represented by its undersigned legal representatives (hereinafter referred to as "SPE NATIONS");

            (SPE Fundacoes, SPE CSN and SPE NATIONS, individually referred as "Party" and collectively referred to as "Parties");

            As Intervening Parties:

            IV. VALEPAR S.A., a company duly organized and existing under the laws of Republic Federative of Brazil, with head offices at Rua Lauro Muller, 116, 36 floor, in the City of Rio de Janeiro, State of Rio de Janeiro, enrolled with the Federal Taxpayers' Register (CNPJ/MF) under no. 01,772,413/0001-57, herein represented by its undersigned legal representatives (hereinafter referred to as "Company");

            V. COMPANHIA SIDERURGICA NA CIONAL, a company duly organized and existing under the laws of Republic Federative of Brazil, with head offices at Rua Lauro Muller, 116, 36 floor, in the City of Rio de Janeiro, State of Rio de Janeiro, enrolled with the Federal Taxpayers' Register (CNPJ/MF) under no. 33,042,730/0001-04, herein represented by its undersigned legal representatives, and in the quality of shareholder holding of all common shares of SPE CSN capital stock (hereinafter referred to as "CSN"); and
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            VI. NATIONSBANK CORPORATION, a company duly organized and existing under the laws of North Caroline, United States of America, with head offices at 100 North Tryon St., Charlotte, North Caroline, United States of America, member of the controlling group of SPE Nations, through its subsidiary Blue Ridge Investments L.L.C., herein represented by its undersigned legal representatives (hereinafter referred to as "NationsBank"),

                                 W H E R E A S:

- The Parties hold the totality of the shares in which is divided the capital stock of the Company;

- The Company wishes to acquire through the Public Bid ("Bid") of Companhia Vale do Rio Doce ("CVRD") common shares which represent the capital stock of CVRD;

- In order to pay in other common shares issued by the Company, other than those acquired by SPE Fundacoes by means of subscription to common shares paid in with Brazilian currency, the SPE Fundacoes shall contribute to the capital stock of the Company common shares representing, approximately, 10.03% of the common capital stock of CVRD;

- If the Company wins the Bid and considering the payment of shares referred to in the previous whereas, the Company shall be the owner of common shares which represent the capital stock of CVRD, becoming thereby the controlling shareholder of CVRD;

- The Parties wish to regulate their respective rights and obligations resulting from their shareholding position representing the totality of the capital stock of the Company, and thus responsible for the appointment of the Company's administrators and for their orientation towards the exercise of the controlling power at the Shareholders' Meetings and board of directors' meetings of CVRD;

- The Parties are acquainted with all the rules and conditions set forth in the Public Bidding no. PND-A- 01/97/CVRD ("Public Bidding"), as well as with all regulations applicable thereto, and there is no impairment which would restrict the execution and delivery of this Agreement by any of the Parties;

- The Parties acknowledge the possibility of Clube de Investimentos dos Empregados da CVRD ("INVESTVALE") and/or BNDES Participacoes S.A. ("BNDESPAR") hold equity interest in the Company, as set forth in the Public Bid;
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-     The parties shall execute the Shareholders' Agreement according to the
      Exhibit I of the Public Bid, and should its clauses and conditions conflict with or result in any violations of any provisions hereto, such clauses and conditions, shall prevail for all legal effects of law;

- One of the purposes of the Parties is to achieve a shared management of CVRD, with due regard to the rights of each one of the Parties, considering the fact that, each one of the Parties, individually, is a minority shareholder of the Company; and

- The Parties wish to regulate certain aspects of their relations as common shareholders of the Company, according to article 118 of Law 6,404 of December 15, 1976.

            NOW THEREFORE, THE PARTIES RESOLVE to execute this Shareholders' Agreement, which is governed by the clauses and conditions set forth herein, the effectiveness of which is subject to the Company's winning the Bid and if so, this Agreement shall become effective on the date that SPE Fundacoes pays in the capital increase of the Company with its common shares issued by CVRD, which shall occur no later than the day before the Bid Settlement Date.

      Clause I Definitions.

      1.1 Notwithstanding other definitions set forth in this Agreement, the following terms are used herein as defined below:

            (a) "Affected Common Shares" means all common shares issued by the Company owned, on the date effectiveness date of this Agreement, by any Party, including the new common shares resulting from by splittings, bonuses, amalgamations, spin-offs, mergers and subscriptions or by any other way granted to the Parties, regarding the property of the Affected Common Shares on the effectiveness date hereof and subject thereto;

            (b) "Agreement" means this Instrument;

            (c) "Shareholders' Meeting" or "Shareholders' Meetings", as the case may be, means respectively, the shareholders' meeting or shareholders' meetings of the Company;

            (d) "Affiliate" or "Affiliates" means, as the case may be, in relation to any Party, any individual, legal entity, investment fund, condominium, securities portfolio and any other kind of organization, resident or with head offices in Brazil or abroad: (i) which is directly or indirectly controlled by such Party; (ii)
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      which directly or indirectly controls the referred Party, also by means of a Shareholders' Agreement; (iii) which is directly or indirectly controlled by any person which directly or indirectly controls such Party;
      (iv) in which the controlling shareholder of the Party holds, directly or indirectly, a corporate interest equivalent to or exceeding 35% of the capital stock; (v) in which such Party holds, directly or indirectly, a corporate interest equivalent to or exceeding 35% of the capital stock; or which (vi) holds, directly or indirectly, a corporate interest equivalent to or exceeding 35% of such Party's capital stock, being hereby established that the meaning of control used herein is defined in Article 116 of the Brazilian Corporation Law;

            (e) "Business Plan" shall mean the five-year investment and divestiture plan of CVRD, to be revised annually before the approval of the respective annual budget and shall include all the investment, divestiture and financial management policies;

            (f) "Director" or "Directors", as the case may be, means respectively one or more members of the Board of Directors (as defined below);

            (g) "Board of Directors" or "Board" means the board of directors of the Company;

            (h) "Core Business" means (i) mining, (ii) the activities of any or all of the following phases of the iron ore integrated systems of CVRD, mineral deposits, mines, railways, harbours and shipping terminals, and
      (iii) pelletizing;

            (i) "Business day" means the business day of banking working hours in the city of Rio de Janeiro, considering that for the purposes of this Agreement all terms provided hereunder shall be counted excluding the first day and including the last day;

            (j) "Officer" or "Officers", as the case may be, means respectively one or more members of the Board of Officers (as defined below);

            (k) "Board of Officers" means the board of officers of the Company;

            (l) "Right of First Refusal" means the right granted to the other Parties by any Party which wishes to sell, assign, transfer, pay in the capital stock of another company with, transmit, or in any other way, dispose of part or all of its Affected Common Shares or any subscription rights resulting therefrom;

            (m) "Subscription Rights" means the right to which the Parties are entitled to subscribe to any securities issued by the Company, provided such
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      securities result from the Affected Common Shares, which on the date of issuance thereof, entitle, may entitle or permit the subscription to security to be issued by the Company which grants to its owner voting right in the Shareholders' Meeting;

            (n) "By-laws" means the by-laws of the Company approved with its acts of incorporation and amendments thereto;

            (o) "Chairman of the Board" means the chairman of the Board;

            (p) "Prior Meeting" means the meeting of the representatives of the Parties to be held prior to the Shareholders' Meetings and to Board of Directors' meetings and to the shareholders' meetings and to the board of directors' meetings of CVRD, for the purpose of determining the vote by the Parties, by their representatives in the Board and by the Company and by the members of the board of directors of CVRD appointed by the Company, as required by this Agreement.

      1.2 The terms and expressions referred to in this Agreement and not defined above shall have the same meaning set forth in the Public Bidding or in any legal or regulatory provision.

      Clause II Basic Principles of the Company.

      2.1 The Parties agree to establish the following basic principles that shall guide the decisions and the exercise of their respective voting rights in the Shareholders' Meetings and meetings of the Board, as well as by the Company or its representatives in the shareholders' meetings and meetings of the board of directors of CVRD:

            (a) the corporate purpose of the Company is the direct participation in the capital stock of CVRD, being the Company forbidden to develop any other commercial activity or of any kind whatsoever, even with its shareholders;

            (b) CVRD business shall be managed by experienced, independent and skilled professionals who meet the qualifications required for the offices which they hold, to the extent that any eventual employment relationship or any professional contribution or cooperation existing between the Parties and CVRD future administrators shall be fully extinguished prior to their appointments;

            (c) the strategic decisions of CVRD in the industrial, financial, commercial areas, as well the human resources policies, shall always be motivated in the best interest of CVRD, aiming at the Parties' the best return for their investments, through a consistent dividend policy;
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            (d) any business relations of the Parties with CVRD shall be conducted and effected under market conditions;

            (e) the strategic decisions regarding CVRD shall have as basic purpose the maintenance and growth of its Core Business, the development of new projects, especially in the mineral area, and the increase of operational margin, preferably reducing costs and maximizing investment returns;

            (f) the management of the Company and of CVRD shall envisage high levels of profitability, efficiency, productivity and competitiveness in their activities and in the companies controlled by the Company and related companies;

            (g) each Party shall take all necessary and effective measures towards the occurrence of the Prior Meetings in time, refraining from actions that in any way prevent, postpone or impair the occurrence of the Prior Meetings;

            (h) the Board of Officers and the management of CVRD shall be responsible for the adequate relationship of CVRD with the consumers, regulatory bodies, minority shareholders, community and public institutions, with which the Company and the CVRD shall deal.

      2.2 The Parties undertake to exercise their respective voting rights in the Shareholders' Meeting, and the voting rights of their representatives in the Board of Directors, so as to comply with the basic principles set forth in item
2.1. above, as well as with the other provisions of this Agreement. The controlled or related companies of CVRD shall comply, as far as applicable with, the basic principles described in item 2.1.

      Clause III Right of First Refusal in the Transfer of Affected Common Shares and of Subscription Rights.

      3.1 The Parties shall not sell, assign, transfer, either free of charge or upon compensation, pay in the capital stock of another company with, transmit nor dispose of, in any way, their Affected Common Shares, and shall not sell, assign, transfer, either free of charge or upon compensation, pay in the capital stock of another company with, transmit or dispose of, in any way, their Subscription Rights, except as provided under the terms set forth below.

      3.2 In the event any Party ("Offering Party") receives a valid proposal ("Proposal") from any Party or third parties ("Interested Party") to sell, assign, transfer, either free of charge or upon compensation, pay in the capital stock of another company with, transmit or dispose of, in any way, all or part of its Affected Common Shares or Subscription Rights, the Offering Party shall notify, in writing ("Notice") the other Parties ("Offered Parties"), offering the Affected Common Shares subject to the Proposal
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("Offered Shares") or the Subscription Right subject to the Proposal ("Offered
Rights"), informing the price, currency, place of payment and any other terms and conditions of the Proposal (including the name of the Interested Party, its full identification, and its commitment to adhere to this Agreement upon acquisition of the Offered Shares or Offered Rights) as well as the intention of the Offering Party to accept the Proposal, to which the Notices shall be attached.

            3.2.1 The Offered Parties (including the Party which has sent the Proposal, as the case may be) shall be entitled to the Right of First Refusal in the acquisition of the Offered Shares or Offered Rights, under the same terms and conditions set forth in the Proposal, proportionally to their Affected Common Shares vis-a-vis the totality of Affected Common Shares, excluded therefrom the Affected Common Shares held by the Offering Party. The exercise of the Right of First Refusal shall be subject to the procedures set forth below.

            3.2.2 Each Offered Party shall only exercise its Right of First Refusal in respect to all, and not less than all, the Offered Shares or Offered Rights to which the Offered Party is entitled to according to the proportion referred to in item 3.2.1 above, with due regard to the Right of First Refusal in relation to Unsubscribed Securities, as provided below. The Offered Party may not exercise its Right of First Refusal in respect to part of the Offered Shares or Offered Rights to which the Offered Party is entitled to according to the proportion referred to in item 3.2.1.

         3.3 Within thirty (30) days counted as from receipt by the Offered Parties of the Notice sent by the Offering Party, as per item 3.2. above, each Offered Party shall in turn notify in writing ("Notification") the Offering Party, expressing:

            (a) its desire to exercise the Right of First Refusal in respect to all of the Offered Shares and/or Offered Rights to which the Offered Party is entitled to according to the proportion referred to in item 3.2.1; or

            (b) its desire to waive the Right of First Refusal (considering that the absence of a timely sent Notification in this regard shall be deemed as a waiver to the Right of First Refusal), not being permitted at any time the assignment of the Right of First Refusal by the Offered Party to any Party or third parties.

      3.4 If one or more Offered Parties waive its Right of First Refusal for the acquisition of the Offered Shares and/or Offered Rights to which they are entitled, the Offered Shares and/or Offered Rights not subject to the exercise of Right of First Refusal by the Offered Parties ("Unsubscribed Securities") shall be offered to the other Parties which shall have notified the Offering Party as per 3.3.(a) above, and such other Offered Parties shall be notified by the Offering Party, within 15 (fifteen) days upon expiry of the
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term referred to in item 3.3., so as to exercise their Right of First Refusal in respect to the Unsubscribed Securities.

            3.4.1 Each Offered Party shall only exercise its Right of First Refusal in respect to all, and not less than all, the Unsubscribed Securities. If more than one Offered Party exercise its Right of First Refusal regarding the Unsubscribed Securities, such Offered Parties shall acquire the Unsubscribed Securities proportionally to their Affected Common Shares vis-a-vis the totality of Affected Common Shares, excluded therefrom the equity participation of the other shareholders.

            3.4.2 Within fifteen (15) days counted as from receipt by the Offered Parties of the notice sent by the Offering Party for the exercise of Right of First Refusal regarding the Unsubscribed Securities, as per item 3.4. above, each Offered Party shall notify in writing the Offering Party, expressing:

                  (a) its desire to exercise the Right of First Refusal in
            respect to all, and not less than all, the Unsubscribed Securities (not being permitted the exercise of such right in respect to part of the Unsubscribed Securities); or

                  (b) its desire to waive the Right of First Refusal in respect to all the Unsubscribed Securities (considering that the absence of a timely sent notification in this regard shall be deemed as a waiver to the Right of First Refusal), not being permitted at any time the assignment of the Right of First Refusal by the Offered Parties to any Party or third parties.

      3.5 Upon expiry of the term referred to in item 3.4.2. above and should there be any Unsubscribed Securities left over, the Company shall be entitled to acquire such Unsubscribed Securities, provided that:

            (a) the Company represented by any of its Officers duly authorized by the Board of Directors, as per item 5.2.(j) below, informs the Offering Party of its intention within two (2) business days following expiry of the term referred to in item 3.4.2. above; and

            (b) the Company has available sufficient profits or reserves, except for the legal reserve, for the acquisition of the Offered Shares and/or Unsubscribed Securities.

            3.5.1 Exception made to the right of first refusal regarding Unsubscribed Securities, the Parties shall have right of first refusal to acquire common voting shares of the Company which are held in treasury, on the date the Company
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      disposes of such common voting shares, with due regard to the procedure set forth in item 3.3. above.

      3.6 Upon expiry of the terms established in item 3.5., the Offered Shares and/or Offered Rights shall be disposed of within the following fifteen-day period, (i) to the Parties which within the respective period shall have notified the Offering Party or the Company, of their intention to acquire the Offered Shares or the Offered Rights and eventually the Unsubscribed Securities, under the same terms and conditions of the Proposal, and (ii) to the Company, as the case may be.

      3.7 In the event all of the Offered Shares and/or Offered Rights are not disposed of to the Offered Parties or to the Company, as set forth above, the Offering Party shall be deemed free, pursuant to the Proposal, within thirty
(30) days upon expiry of the term referred to in item 3.5. above, to dispose of all the Offered Shares and/or Offered Rights to the Interested Party, or, at its sole discretion, dispose of the Offered Shares and/or Offered Rights with respect to which the Right of First Refusal was not exercised, to the Interested Party, so as to assure the disposal of all Offered Shares and/or Offered Rights by the Offering Party.

      3.8 The purchaser of the Offered Shares shall irrevocably adhere, unconditionally and irreversibly, to this Agreement, by means of an amendment hereto or a letter sent to the Company, in attention to the Officers, and to the other Parties, through the Registry of Deeds and Documents, otherwise shall any such disposal of the Offered Shares be null and void. With respect to Subscription Rights, the purchaser of the Offered Rights shall adhere to this Agreement at the time the securities are converted into common voting shares or such common voting shares are subscribed to.

      3.9 The restrictions on the transfer of Affected Common Shares set forth in item 3.1. above shall not apply to the transfer of one Affected Common Share by a Party to a Director and respective substitute appointed by the same Party, who are not a shareholder of the Company and shall return such shares to the respective Party as of the moment they cease to be Director or substitute, or transfer such shares to the Director and substitute who replace them.

      3.10 Any sale, transfer, assignment, disposal of Affected Common Shares or Subscription Rights which does not comply with the provisions under this Clause III shall be null and void, being the Company forbidden to register any such sale, transfer, assignment or disposal with its books.

      3.11 Each Party shall deliver to the other Parties and to the Company through one of its Officers, copy of all sent Notices and notifications related to the exercise of Right of First Refusal referred to in this Clause.
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      3.12 In the event SPE Fundacoes proposes to the other Parties that
INVESTVALE and/or BNDESPAR become shareholders of the Company and adhere to this Agreement, provided there is an unanimous approval by the other Parties, such Parties hereby undertake to favourably vote together with SPE Fundacoes for the capital increase of the Company, with the issuance of common shares, for the same price per share paid by the Company at the Bid: (a) to be subscribed to by INVESTVALE and paid-in, up to the limit of 4.5%, with common shares of CVRD acquired from the Offer to the Employees, as well as with common shares of CVRD held by INVESTVALE, by virtue of the payment effected by Fundacao Vale do Rio Doce de Seguridade Social - VALIA; (b) to be subscribed to by BNDESPAR and paid-in, up to limit of 3,24%, with common shares of CVRD currently held by BNDESPAR; (c) to be subscribed to by BNDESPAR, by means of the assignment of the subscription right effected by SPE Fundacoes, and paid-in with up to five hundred million Reais (R$ 500,000,000.00), as per the benefit granted by BNDESPAR to the winner company of the Bid which accepts the participation of CVRD employees. For the purposes of the capital increase(s) of the Company referred to above, the Parties hereby waive their respective preemptive rights
(i) for the subscription of newly issued shares of the Company, issued pursuant to the provisions under (a) and (b) above, and (ii) for the acquisition of subscription rights to be assigned to BNDESPAR, as provided for in (c) above.

      3.13 The Right of First Refusal provided for in this Clause III shall not apply to the share transfer to controlled or controlling companies or to companies under common control.

      Clause IV Prohibition on the Creation of Liens.

      4.1 None of the Parties shall pledge or create lien, trust receipt or any other "in rem" guaranty right upon the Affected Common Shares and/or Subscription Rights, except if effected to guarantee obligations undertaken by such Party to enable its participation in the Company and indirectly in the Bid. Such Party is hereby expressly authorized to, at its sole discretion, renegotiate such obligations, being this irrevocable and irreversible authorization extendable also to future renegotiations and restructurings of such loans and financing, be it by its original form or otherwise, be it with the same creditors or otherwise. This authorization is extendable to INVESTVALE if it becomes a shareholder of the Company and adheres to this Agreement.

            4.1.1 In the events under item 4.1. and with due regard to the authorization set forth thereunder, the interested Party shall obtain from its creditor a statement addressed to the Company of creditor's awareness to the right of first refusal set forth in Clause III above and its representation towards compliance.
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            4.1.2 So as to permit the exercise of the Right of First Refusal by the other Parties, if the guarantee referred to in 4.1. above is enforced, the price resulting from the respective public sale shall be deemed as a Proposal, as defined in item 3.2.

      4.2 None of the Parties shall create usufruct or any other "in rem" fruition right upon the Affected Common Shares and/or Subscription Rights or otherwise offer them to seizure without the previous, express and unanimous consent of the other Parties, being assured to SPE CSN or to any party which adheres hereto the right to create usufruct upon the right to receive dividends, in any way, upon the Affected Common Shares, so as to guarantee the obligations undertaken by SPE CSN, or by any party which adheres hereto, to enable them to participate in the Company and indirectly in the Bid, at SPE CSN or any party which adheres hereto sole discretion, extendable to future renegotiations and restructurings of such obligations and guarantees, be it by its original form or otherwise, be it with the same creditors or otherwise.

      4.3 In the event of any guarantee enforcement, the purchaser of the shares shall be subject to the provisions set forth herein.

      4.4 Neither CSN nor the shareholders of SPE Fundacoes shall pledge or create lien, trust receipt or any other "in rem" guaranty right upon the shares of SPE CSN and of SPE Fundacoes respectively held by them, except if effected to guarantee obligations undertaken by CSN or by shareholders of SPE Fundacoes, to enable their indirect participation in the Bid. CSN and the shareholders of SPE Fundacoes are hereby expressly authorized to, at their sole discretion, renegotiate such obligations, being this authorization extendable to future renegotiations and restructurings of such loans and financing, be it by its original form or otherwise, be it with the same creditors or otherwise.

      4.5 With respect to the intervening party NationsBank, the conditions set forth in item 4.1 and 4.2 above shall only apply to the Controlling Shares of SPE Nations (controlling shares means 50% plus one of the voting shares issued by SPE Nations). All other shares issued by SPE Nations not integrating to the Controlling Shares of SPE Nations may be freely encumbered, in any way and under any title, not subject to the other Parties' approval.

      Clause V Prior Meetings.

      5.1 The Parties shall meet prior to any Shareholders' Meeting or meeting of the Board of Directors, or CVRD's shareholders' meeting or meeting of the board of directors, as the case may be. At the Prior Meetings, each Affected Common Share shall entitle its owner to one (1) vote and the decisions held shall be registered in writing and shall bind the vote of all Parties in the respective Shareholders' Meeting. The Parties also
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undertake to cause their representatives in the meetings of the Board of
Directors, to vote in accordance with the resolutions passed at the Prior Meetings.

      5.2 Except as provided in other items of this Clause V below, the resolutions shall be passed at the Prior Meetings by the majority of those present at the respective meeting, calculated as set forth in 5.1. above.

            5.2.1 The following matters must be necessarily resolved at a Prior Meeting and shall be approved upon a favorable vote of 67% (sixty-seven percent) of all Affected Common Shares held by the shareholders attending the respective meeting, calculated as set forth in 5.1. above.

                  (a) Amendments to the By-Laws of the Company or of CVRD,
            except if legally required;

                  (b) Increase of the capital stock of the Company and/or CVRD by share subscription, creation of a new class of shares, change in the characteristics of the existing shares or capital reduction of those companies;

                  (c) Issuance of CVRD debentures, share convertible or
            nonconvertible, subscription bonds, participation certificates upon compensation, call options or any other security;

                  (d) Issuance of subscription bonds, call options or any other security by the Company, except for debentures and participation certificates;

                  (e) Determining the issuance price for the new shares of the capital stock of the Company and of CVRD, and of any other securities;

                  (f) Amalgamation, spin-off, merger to which CVRD is a party, as well as its transformation in another corporate type;

                  (g) Soliciting by the Company or CVRD of settlement
            procedures, dissolution, receivership, bankruptcy and any other voluntary acts for financial reorganization or any suspension thereof;

                  (h) Election and replacement of the Chairman of the Board;

                  (i) Election and replacement of the board of directors,
            including its Chairman, and of the board of officers of CVRD;
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                  (j) Disposal or acquisition of equity participation in any other company by CVRD, as well as the acquisition of shares of the capital stock of the Company or of CVRD to be held in treasury;

                  (k) The participation of CVRD in group of companies or in
            consortium of any kind;

                  (l) Execution of distribution, investment, sales, exportation, technology transfer, trademark license, patent exploration, license to use and lease agreements, to which the Company or CVRD is a party, according to the resolutions passed at Prior Meeting at the quorum provided under this item 5.2.1;

                  (m) Approval and amendment of the Business Plan;

                  (n) Determining the compensation of the Directors and the
            directors of CVRD, as well as of the duties of the Board and of the board of directors of CVRD;

                  (o) Profit sharing to the administrators of CVRD;

                  (p) Defining the compensation of the Officers and of CVRD
            officers;

                  (q) Change of the corporate purpose of CVRD;

                  (r) Dividend distribution other than provided in the By-Laws of CVRD, or its nondistribution, and payment of interest on net equity of CVRD;

                  (s) Appointment and replacement of independent auditor of the
            Company and of CVRD;

                  (t) Creation of "in rem" guarantee, granting of guarantees including rendering of sureties by CVRD on third parties' obligations, as well as CVRD's controlled or related companies' obligations;

                  (u) Passing of any resolution on matters which, pursuant to law, entitle the shareholder to withdraw from the Company and CVRD, upon reimbursement of its shares;

                  (v) Appointment and replacement by the board of officers of
            CVRD of CVRD representatives in controlled and related companies and in other companies in which CVRD is entitled to appoint administrators;

                  (x) Change of the maximum limit of indebtedness of CVRD, of the "debt/equity" ratio and of other conditions set forth in item
            5.2.4 below.

            5.2.2 The following matters must be necessarily subjected to Prior Meeting and shall only be approved upon the favorable vote of shareholders holding 100% (one hundred percent) of the Affected Common Shares:

                  (a) Borrowing of loans or credit facilities by the Company;

                  (b) Issuance of debentures, convertible or not into shares, by the Company;

                  (c) Issuance of participation certificates, in any way
            whatsoever, by the Company, or free of charge by CVRD;

                  (d) Creation of "in rem" guarantee or the rendering of any other guarantees, including the rendering of surety by the Company;

                  (e) Amalgamation, spin-off or merger to which the Company is a party, as well as its participation in group of companies;

                  (f) Profit sharing to administrators of the Company; and

                  (g) Transformation of the company into other corporate types.

            5.2.3 In the event SPE Fundacoes disposes of shares which represent up to 10% (ten percent) of the common shares of VALEPAR to BNDESPAR, within 60 (sixty) days as from the date of the Bid, the percentage described in item 5.2.1. above shall be 75% (seventy-five percent) of all Affected Common Shares attending the Prior Meeting, calculated as per item
      5.1. above.

            5.2.4 The Parties undertake to cause the Company to vote, through the members of board of directors of CVRD appointed by them to the extent that CVRD shall not suffer an additional net indebtedness, the sum of which with the net indebtedness of CVRD exceeds 40% (forty percent) of the net equity of CVRD, in the manner that the 40/60 "debt-equity" (indebtedness/net equity) ratio in CVRD shall not be affected. For the purposes hereof, net indebtedness means the total indebtedness with third parties, including the debt of CVRD with any of its subsidiaries, controlled and related companies, and any guarantee granted by CVRD to third Parties, less the cash and the short, medium and long term financial investments.

            5.2.5 The Parties undertake to vote and cause their representatives at the Board of Directors to vote (as the case may be) for the purpose of determining the Board of Officers to vote at the shareholders' meeting of CVRD, in the sense that CVRD shall distribute as dividends to its shareholders, 50% (fifty percent) of the net profit of the fiscal year in question. The dividend distribution in amount different from the one hereby stipulated is subjected to approval by the Parties, at a Prior Meeting, at the quorum set forth in item 5.2.1. above.

            5.2.6 The Parties undertake to vote and cause their representatives at the Board of Directors (as the case may be) to vote for the immediate distribution of the total dividends received by the Company from CVRD. The Parties shall instruct the Board of Directors to call a Shareholders' Meeting or a Board meeting (as the case may be) to resolve on the dividend redistribution upon receipt from CVRD, as set forth in Article 123 of Law 6,404, as of December 15, 1976.

      5.3 The Prior Meetings set forth in the previous item are subject to following rules:

            5.3.1 The Prior Meeting shall be held on the third business day immediately prior to each one of the Shareholders' Meetings or Board meetings or shareholders' meeting or board of directors' meetings of CVRD, shall the call be made by one of the Parties.

            5.3.2 The Prior Meeting shall be held on the third business day immediately prior to each one of the Shareholders' Meeting or Board meetings and each shareholders' meeting or board of directors' meetings of CVRD, shall the call be made by third parties.

            5.3.3 The Prior Meeting shall take place in the City of Rio de Janeiro, which address shall be defined by the majority vote of the parties and shall be informed, in writing, to the other Parties, within 3 (three) days before the Prior Meeting.

            5.3.4 The Prior Meeting may be held at any time and at any place should all the Parties be present at the meeting.

            5.3.5 The Prior Meeting shall only be convened with the representation of any 2 (two) Parties.

            5.3.6 The Parties shall receive, with days in advance, from the Company or from the board of directors of CVRD, as the case may be, the agenda of the Prior Meeting and copy of all documents related to the resolutions to be passed.

      5.4 While the matter is not approved at the Prior Meeting, the subject shall not be submitted to the Shareholders' Meeting or the Board or to the shareholders' meeting or to the board of directors meeting of CVRD. Should it be impossible not do resolve on the subject at a Shareholders' Meeting or shareholders' meeting of CVRD, the Parties shall exercise their respective voting rights resulting from the Affected Common Shares in order to suspend the Shareholders' Meeting or the shareholders' meeting of CVRD, until the subject is approved by the Parties at a Prior Meeting.

      5.5 In any event, the resolutions passed at the Prior Meetings shall be registered in writing and shall bind the vote of all Parties in the respective Shareholders' Meeting or the vote of the Directors elected by them in the respective meeting, whenever the resolution is passed at either one of such bodies.

      5.6 The Party which does not attend the Prior Meeting hereby undertakes to vote in the Shareholders' Meeting and cause their representatives to vote in the Board meeting, pursuant to the resolution passed at the Prior Meeting to which the Party was absent.

      Clause VI Directors' Election.

      6.1 The Parties undertake to vote and cause their representatives to vote at the Prior Meetings and at the Shareholders' Meetings in which the Directors shall be elected, pursuant to the provisions of this clause.

      6.2 The Board of Directors shall be composed of twelve (12) permanent Directors and respective substitutes appointed according to the following criteria:

            6.2.1 In the first phase, each Party shall appoint a number of Directors equivalent to the quotient obtained by the division of its equity interest percentage in the total Affected Common Shares by 8.33%, considering the fractions for the next phase, as the case may be.

            6.2.2 In the second phase, should there be vacant Board member seats to fill, the indication for the fulfillment of each seat shall be made by the Party which holds the larger fraction remaining from the division effected in the first phase, without any further chance to indicate candidates for the fulfillment of any seats which still remain vacant, for which the same procedure shall apply. In the event of a deadlock among the considered fractions, the indication of the respective Director shall be made by the affected Party which shall have indicated the smallest number of Directors and the defeated Party shall have its indication considered for the subsequent vacant seat, as the case may be.

      6.3 Any Party may, during the respective term of office, substitute the Director(s) appointed by it. In this case, all the Parties shall vote in favor of the name proposed in the Shareholders' Meeting duly called for such purpose, within fifteen (15) days counted as from the communication to the Chairman of the Board by the Party willing to substitute its Director.

      6.4 If possible, the Parties shall not decide any relevant matter related to the Company, until the end of the substitution procedure.

      6.5 The Chairman of the Board shall be appointed by the Directors, in the Board meeting duly called for such purpose, preceded by the necessary Prior Meeting.

      Clause VII Officers' Election.

      7.1 The Board of Officers of the Company shall be composed of 2 (two) Officers which shall be appointed among the Directors, one of the Officers shall be appointed by the Directors appointed by SPE Fundacoes, and the other Officer appointed among the Directors appointed by SPE CSN.

      Clause VIII Election of the Management of CVRD.

      8.1 For the purpose of electing the directors of CVRD at the respective shareholders' meetings, the Parties shall indicate all Board members which the Company is entitled to appoint; proportionally to the participation of the Parties in the Company.

      8.2 The chairman of the board of directors of CVRD shall be appointed among the directors, at the board of directors meeting of CVRD, duly called for such purpose, preceded by the necessary Prior Meeting.

      8.3 The chief executive officer of CVRD shall be appointed among the names proposed in a triple list prepared by an international head hunter company ("head hunter") and elected at the board of directors meeting of CVRD duly called for such purpose, preceded by the necessary Prior Meeting.

      8.4 The chief executive officer shall propose to the board of directors of CVRD the names of the other officers of CVRD, who shall be elected at the board of directors meeting of CVRD, called for such purpose, preceded by the necessary Prior Meeting.

      Clause IX Commercial Relations Among CVRD and the Parties or Third
Parties.

      9.1 The commercial relations and businesses in general of CVRD shall always be contracted primarily considering the interests of CVRD and be compatible to the equitable market conditions and practices, verified as of the time such businesses are contracted.

      Clause X Exercise of the Voting Right.

      10.1 In addition to the provisions set forth in this Agreement, the Parties agree to use their voting right deriving from their Affected Common Shares and take all necessary measures towards the perfect compliance with this Agreement, being the Parties forbidden to enter into other voting agreements except for the agreement which may eventually be executed between INVESTVALE and BNDESPAR, should they become shareholders of the Company, and adhere to this Agreement and to the shareholders' agreement attached to the Public Bidding.

            10.1.1 For the purposes of this clause, Affected Common Shares shall also include the common shares issued by CVRD, eventually held in portfolio by the shareholders of each SPE, which have not been contributed to the capital stock of VALEPAR, for which the shareholders of the SPEs shall exercise their respective voting rights according to the resolutions passed at the Prior Meeting set forth herein.

      10.2 In the event any of the Parties or its controlling shareholder becomes part of a bankrupt proceeding, judicial or extra-judicial liquidation, or becomes subject to the interference of the public authorities, or is declared dissolved, all the Affected Common Shares held by such Party shall remain subject to all terms and conditions set forth herein; however, the exercise of the respective voting rights shall be suspended, also at the Prior Meetings.

      Clause XI Acquisition by the Parties of CVRD Shares.

      11.1 The Company shall be entitled to the right of first refusal in respect to the Parties for the acquisition of shares issued by CVRD.

      11.2 Even if the Company is not interested in acquiring shares issued by CVRD, the Parties shall not directly acquire such shares, unless duly authorized by the other Parties at a meeting in which the matter shall be approved by the resolutions quorum set forth in item 5.2.1.

      Clause XII Company Inspection.

      12.1 Party which so desires may at any time by means of the independent auditor of the Company, may inspect books, records and other documents of the Company or CVRD. Such Party shall bear the costs and burdens resulting therefrom and take all necessary measures to not disturb the Company's or CVRD's course of business or management.

      Clause XIII Transfer of Controlling Interest of the Parties.

      13.1 The controlling interest of any of the Parties shall not be amended, without being previously offered to the other Parties all Affected Common Shares held by the Party which controlling interest is to be amended, subject to the provisions set forth in clause III, which refer to the exercise of the Right of First Refusal. For the purpose of exercise of the Right of First Refusal mentioned in this item the price to be established by an appraiser mutually chosen by the Parties shall be considered a Proposal (as defined in item 3.2.).

            13.1.1 While the procedures set forth in Clause hereof are not concluded, the Party which controlling interest is to be transferred, without due regard to item 13.1, shall not participate in the Prior Meetings and the Affected Common Shares held by it shall have its voting right suspended.

      13.2 For the purposes of this clause, the following shall not be deemed as an amendment to the controlling interest of the Parties: (a) of SPE Fundacoes: the transfer of shares of its capital stock among its current shareholders and/or to private social security entities, and (b) of the other Parties: the transfer of shares of its capital stock among its current shareholders, subject to the provision herein below.

      13.3 For the purposes of this Clause:

            (a) The intervening Party CSN shall directly or indirectly hold, at any time, all common shares issued by its respective SPE (which shall directly or indirectly correspond to at least 51% fifty-one percent of the capital stock), and the transfer of any of such shares shall entitle the other Parties to the right of first refusal, pursuant to the terms of item
      13.1. above,

            (b) The intervening Party NationsBank, solely or collectively with one other sole investor to be informed by it to the Parties, until the effectiveness date hereof, shall directly or indirectly hold, at any time, the Controlling Shares of SPE Nations (as defined in item 4.5. above), which voting capital shall correspond to at least one third (1/3) of the total capital stock, and the transference of any Controlling Shares of SPE Nations shall entitle the other Parties to the right of first refusal, pursuant to the terms of item 13.1. above,

            (c) It shall not be deemed as an amendment to the controlling interest of SPE CSN the transfer of shares of its capital stock to its controlling shareholder and/or to controlled companies by SPE CSN and/or to a controlled company of its controlling shareholder, and the same provisions applicable to the respective SPE pursuant to the terms hereof shall apply to the new shareholder,

            (d) It shall not be deemed as an amendment to the controlling interest of SPE Nations the transfer of shares of its capital stock to its controlling shareholder and/or to controlled companies by SPE Nations and/or to controlled company of its controlling shareholder, nor, in case of shareholders of SPE Nations incorporated as an investment fund or a similar collective investment vehicle, the transfer of quotas of the fund or vehicle, or the transfer of the shares of the capital stock of SPE Nations to funds administrated by the same professional trustee of the shareholder of SPE Nations, provided that such trustee maintains in such cases the ownership of the majority voting quotas representing the equity of the fund acquiring such shares of the capital stock of SPE Nations, and the same provisions applicable to the respective SPE pursuant to the terms hereof shall apply to the new shareholder, and

            (e) The Parties, except for SPE Nations, to which the provision of
      (b) above shall apply, may issue shares of its capital stock without votings rights up to the limit of 49% (forty-nine percent) of its total capital stock.

      Clause XIV Representations, Warranties and Obligations.

      14.1 Each Party represents and warrants that:

            (i) it is a legal entity duly organized, validly existing in good standing, pursuant to laws of the jurisdiction of its incorporation;

            (ii) it is vested with all necessary powers and authorizations to hold the Affected Common Shares and to comply with the obligations set forth herein;

            (iii) the execution and compliance with this Agreement have been duly authorized by all of its own and controlling shareholders' corporate acts (if necessary) and (a) do not violate nor shall violate any law, rule, settlement, decision, ruling, agreement, order or decree applicable thereto, nor (b) violate its By-laws and other acts of incorporation;

            (iv) this Agreement is a legal and binding obligation upon the undersigned Parties, being enforceable against them, pursuant to the provisions hereof; and

            (v) there is no pending dispute to which such Party or Affiliate is subject, which could, if adversely decided, cause an adverse substantial effect regarding the financial condition of such Party or its ability to comply with its obligations set forth herein.

      Clause XV Confidentiality.

      15.1 The Parties, by their directors, officers, employees and representatives, agree to keep confidential and not to disclose to third parties, without the prior and express consent of all Parties, privileged information referring to the activities and businesses of the Company or of CVRD to which they have access in the quality of shareholder of the Company and of CVRD.

      Clause XVI Amendment.

      16.1 Any amendment to this Agreement may only be effected or shall bind the Parties if executed in writing by all the undersigned Parties hereto.

      Clause XVII Waivers.

      17.1 Any of the Parties not demanding, at any time, the fulfillment of the provisions set forth herein or not exercising an option, an alternative or a right to which it is entitled to pursuant to this Agreement, shall not be deemed as a waiver of any provisions hereof, nor shall affect the validity hereof or the right, in whole or part, assured to any of the undersigned Parties to further demand the compliance with all or part of this Agreement, as well as to exercise such option, alternative or right, unless otherwise provided hereunder. No waiver of this Agreement shall be deemed effective in relation to the other Parties, unless such waiver is effected in writing and by the legal representative of the waiving Party.

      Clause XVIII Assignment.

      18.1 The rights and obligations hereunder to which the Parties are subject shall not be transferred or assigned, in whole or part, except as provided hereunder or with the previous consent of the other Party in writing.

      Clause XIX Notices.

      19.1 All notices set forth herein or hereby permitted shall be in writing and shall be considered complete when transmitted by telex, telegram, fax or by data electronic transmission (each case subject to the appropriate receipt code or any other confirmation receipt), or if delivered in hand or sent by registered mail to the address of the Parties or of the individuals duly authorized to receive such notice, at the addresses to be informed by each Party to the Company's Board of Officers.

      Clause XX Term.

      20.1 This Agreement shall have a twenty-year term of validity as of the date of its effectiveness, extendable for equal ten-year periods, at the Parties' discretion.

      Clause XXI Filing.

      21.1 Pursuant to the provisions of article 118 of Law No. 6404, of December 15, 1976, one counterpart of this Agreement shall be filed with at the head offices of the Company. The obligations arising herefrom shall be registered with the Nominative Shares Registry Book of the Company and with the respective Certificate of Shares. Such filings shall impair the practice of any acts contrary to the provisions hereof, and the Company is lawfully authorized not to affect, in such case, the registration of such acts, and, thus, to deny the transfer of ownership of any of the rights on the Affected Common Shares and/or the Subscription Rights.

      Clause XXII Binding Effect.

      22.1 The terms and conditions provided for herein shall inure to the benefit of and shall, irrevocably and irreversibly, bind the undersigned Parties and their successors at any title and assigns.

      Clause XXIII Applicable Law.

      23.1 This Agreement and the rights and obligations of the Parties and of the Company arising herefrom shall be governed and construed pursuant to the laws of the Federative Republic of Brazil.

      Clause XXIV Arbitration.

      24.1 Any controversy arising among the Parties in relation to this Agreement, which is not amicably solved, shall be submitted to arbitration, pursuant to the rules of Law No. 9307, of September 26, 1996.

      24.2 The arbitration shall be governed pursuant to the regulation of the Arbitration Commission of the Commercial Association of Rio de Janeiro, and shall operate with one or more arbitrators appointed as per the provisions of such regulation.

      24.3 The disputing Parties may mutually agree to reach settlement before arbitration is convened, and the conciliator shall be appointed pursuant to item
24.2 hereof.

      Clause XXV Temporary Provisions.

      25.1 The Parties undertake to cause as soon as possible the calling for the Shareholders' Meeting of the Company, so as to adapt it's the By-laws to the provisions hereof. In the event of any conflict the following shall prevail: (a) the provisions hereof over the provisions of the By-laws (except for the essential provisions set forth in the Public Bidding), and (b) the provisions of the Shareholders' Agreement, which draft is attached to the Public Bidding, over the provisions hereof.

      Clause XXVI Specific Provisions.

      26.1 In the event SWEET RIVER FUND, investment fund incorporated under the laws of Cayman Islands, which is administrated by Opportunity Asset Management Inc., acquires, through its SPE ELETRON Participacoes S.A., common shares issued by the Company, and adheres to this Agreement, the Parties agree that such shareholder shall:

            (a) appoint one of the members of the audit committee of CVRD, to be elected at the shareholders' meeting of CVRD; and

            (b) indicate in a triple list independent international auditing firms, one of which shall be chosen by the Parties at a Prior Meeting, as provided for in item 52(s) hereof.

         IN WITNESS WHEREOF, the Parties execute this instrument in six (6) counterparts, of same content and effect, before the two (2) undersigned witnesses.

                                         Rio de Janeiro, April 24, 1997

                                         LITEL PARTICIPACOES S.A.


                                         By:   ______________________________
                                               Name:
                                               Title:

                                         CSN STEEL CORP

                                         By:   ______________________________
                                               Name:
                                               Title:

                                         SWEET RIVER INVESTMENTS, LTD


                                         By:   ______________________________
                                               Name:
                                               Title:

                                         VALEPAR S.A

                                         By:   ______________________________
                                               Name:
                                               Title:

                                         COMPANHIA SIDERURGICA NACIONAL


                                         By:   ______________________________
                                               Name:
                                               Title:

                                         NATIONSBANK COMPANY LITEL PARTICIPACOES

                                         By:   ______________________________
                                               Name:
                                               Title:

                                         WITNESSES

                                         1.__________________________________
                                           Marilza Cabral Da Conceicao Ricardo
                                           Individuals Taxpayers' Register (CPF)
                                           No. 258.909.307-10

                                         2.__________________________________
                                           Eliane Ribeiro Bacelar
                                           Individuals Taxpayers' Register (CPF)
                                           No. 375.987.087-20

                                                                Free Translation
                                                                   April 8, 2002




         INSTRUMENT OF ADHESION TO VALEPAR S.A. SHAREHOLDERS' AGREEMENT

         ELETRON S.A., a joint-stock corporation with head office in the city of Rio de Janeiro at Avenida Presidente Wilson 231, 28th floor (part), enrolled with the Brazilian Federal Taxpayers' Register (CGC/MF) under no. 00,514,998/0001-42 (hereinafter "SPE Opportunity"), hereby agrees to adhere to VALEPAR S.A. Shareholders' Agreement, executed on April 24 1997, with the amendments mentioned below, herein fully accepted and approved by the PARTIES which, at the end of this Instrument also sign for all legal effects including the alteration and amendment of the sections of the Shareholders Agreement herein amended.

         The terms defined in the Shareholders Agreement shall have the same meaning defined herein.

         The following alterations in the Shareholders' Agreement are effected:

         1.       Insert:

                  "2.3 From the date hereof the Parties shall vote and cause their representative in the Board of Directors to vote, as to determine the Board of Officers' vote in CVRD general meetings in the sense that CVRD proposes and approves the changes in the bylaws or articles of association of its directly or indirectly controlled companies, so as to adapt them to the same basic principles defined for the Company under Clause II, with due regard to the shareholders' agreements that may be in force."

         2.       Insert:

                  "3.14. After the occurrence of the Redemption defined in item
                  13.4 below and in the event: (a) the Offering Party be SPE CSN, (b) the disposal of the Offered Shares as per the Proposal eliminates from SPE CSN the power to, individually, as a result of its participation in the capital stock of the Company, impair the approval of the matters listed in item
                  5.2.1 below, and (c) the Offered Party SPE Opportunity holds Affected Common Shares of the Company's capital stock in a percentage which corresponds, on the Bid Settlement date and after the Company's capital increases referred to in items 8.1 of the Investment Agreement and 3.12 of the Shareholders' Agreement (should the latter be the case) to common shares of CVRD's capital stock in the maximum amount of R$ 350,000,000.00 (three hundred and fifty million reais) at the final price obtained at the Bid, SPE Opportunity shall be entitled to, alternatively to the exercise of the right of first refusal, demand from the Offering Party

                  SPE CSN the inclusion of all Affected Common Shares owned by the Offering Party SPE Opportunity for disposal to the Offeror, under the same conditions of the Proposal of the said Offeror, being the Offering Party SPE CSN forbidden to dispose of its shares to the Offeror without such inclusion."

         3.       Insert:

                  "3.15 At any time after 2 years of the Bid Settlement date and subject to the prior occurrence of the Redemption (defined in item 13.4 below) and to the Offering Party SPE Opportunity's holding of Affected Common Shares of the Company's capital stock in a percentage which corresponds, on the Bid Settlement date and after the Company's capital increases referred to in items 8.1 of the Investment Agreement and 3.12 of the Shareholders' Agreement (should the latter be the case) to common shares of CVRD's capital in the maximum amount of R$ 350,000,000.00 (three hundred and fifty million reais) at the final price obtained at the Bid, SPE Opportunity for the purposes of this item 3.15, shall notify SPE CSN, should it receive a proposal made by third parties non shareholders of the Company ("Interested Third Party") for the disposal of all or part of its Affected Common Shares which, together with SPE CSN participation, do not exceed 45% of the Company's capital stock, before the fifth anniversary of the Bid Settlement, and 49% of the Company's capital stock after that date.

                  3.15.1. Within thirty days of the date of such notification, SPE CSN shall make an irrevocable and irreversible offer in writing to buy the respective Offered Shares or inform SPE Opportunity in writing that it is not willing to buy said Offered Shares.

                  3.15.2. In the event SPE CSN does not express itself in writing, it shall be deemed for all legal effects that SPE CSN has waived its right to make an offer for the purchase of the Offered Shares.

                  3.15.3. Should there be a purchase offer by SPE CSN, such offer shall be revealed to SPE Opportunity simultaneously as SPE CSN reveals to SPE Opportunity the terms and conditions of the proposal of Interested Third Party, as well as the name and complete list of shareholders which directly or indirectly own corporate interest equal to or exceeding 5% (five percent) of the Interested Third Party's capital ("Disclosure Date").

                  3.15.4. Should the price offered to SPE Opportunity by the Interested Third Party be equal to or up to 10 % (ten percent) higher than the

                  Offering Price of SPE CSN, SPE CSN shall then have the right to make a purchase proposal equal to the Interested Third Party's price and conditions ("Offer"), within 10 business days of the Disclosure Date.

                  3.15.5. Should SPE CSN make such Offer, with due regard to item 3.15.4 above, such Offer shall be mandatorily accepted by SPE Opportunity. Upon acceptance of SPE CSN Offer, it shall be deemed as a proposal as per item 3.2 above, being thus subject to the Right of First Refusal of the other Parties.

                  3.15.6. Should the right under items 3.15.4 and 3.15.5 not be exercised or being the Interested Third Party proposal at least 10% higher than SPE CSN's Offering Price, SPE Opportunity shall follow the procedure set forth in Clause III of this agreement in connection with the Right of First Refusal, being SPE CSN in both cases excluded from the exercise of said Right of First Refusal."

         4. Replace items 5.2.2 (a), (c) and (d) which shall come into force with the following wording, and insert item 5.2.2 (h):

                  "(a) the borrowing of loans, financing, or leasing transactions by the Company or the execution of other transactions of similar or equivalent economic nature;"

                  "(c) issuance of participation certificates at any title by the Company or by CVRD;"

                  "(d) the creation of encumbrance, bindings, restrictions or "in rem" or personal liens upon any assets of the Company and/or the rendering of guarantees by the Company, including sureties or "aval" guarantees;

                  "(h) disposal of, in any way whatsoever, shares issued by CVRD held by the Company;"

         5.       Insert:

                  "6.2.3 Despite the provisions under item 26.1.1 below, SPE Fundacoes has the right to appoint at least a number of members of the Board equal to its equity participation in the Company, even if resulting in an increase of the number of directors set forth in item 6.2"

         6.       Insert:

                  "6.5 CVRD business shall be managed by experienced, independent and skilled professionals who meet the qualifications required for the offices which they hold, to the extent that any eventual employment relationship or any other way of professional contribution or cooperation existing between the parties and CVRD future administrations shall be fully extinguished prior to their appointments."

                  "8.5.1 Should Citibank N.A. decide to invest in SPE Opportunity's capital stock the total of R$ 200,000,000.00 (two hundred million reais) through (a) the contribution of R$ 100,000,000.00 (one hundred million reais) to SPE Opportunity before the Bid Settlement date; and (b) the contribution of additional R$ 100,000,000.00 (one hundred million reais) within 45 days of the Bid Settlement date, so as to allow SPE Opportunity to purchase Affected Common Shares owned by SPE CSN and/or SPE Fundacoes then SPE CSN and/or SPE Fundacoes shall, in joint liability, separate, at their sole and exclusive criterion with respect to the apportionment, a quantity of Affected Common Shares corresponding to R$ 100,000,000.00 (one hundred million reais) based on the final price obtained at the Bid, to be purchased by Citibank N.A., directly or indirectly, in which case the Right of First Refusal for the transfer of Affected Common Shares set forth in the Shareholders Agreement shall not apply, so that the transaction of Affected Common Shares transfer to Citibank N.A., directly or indirectly, through SPE Opportunity is effected without any restrictions whatsoever.

                  8.5.1.1 The purchase price of Affected Common Shares, subject to the share purchase and sale referred to in (b) of item
                  8.5.1 shall be R$ 100,000,000.00 (one hundred million reais) plus interest and monetary adjustment at rates to be agreed upon by the purchaser and seller of such Affected Common Shares, at the moment SPE CSN and/or SPE Fundacoes, express their position in connection with the apportionment referred to in item. Citibank N.A. shall bear of all tax burdens levied on this purchase and sale transaction.

                  8.5.1.2 Once the steps mentioned in items 8.5.1 and 8.5.1.1 above are taken and as long as Citibank N.A. maintains investments in SPE Opportunity in the amount of R$ 101,000,000.00 (one hundred and one million reais), SPE CSN agrees and undertakes, directly and through its directors, to vote jointly with SPE Opportunity in favor of the nonrenewal of the term of, a maximum of two officers of CVRD, except for the CEO of CVRD, whose names shall have been recommended to CVRD, in writing, by SPE Opportunity, one within one month prior to the board of directors' meeting which shall pass resolutions on the matter ("Recommendation of Non-Reelection").

                  8.5.2 Once the steps mentioned in item 8.5.1 are taken and the conditions set forth in items 8.5.1.1 and 8.5.1.2 are complied with, equity investment fund - Free portfolio which holds the corporate control of SPE Opportunity ("Prime Fund") shall create an Investment Committee ("Committee") to which is herein appointed as permanent member Mr. Jair Antonio Bilachi, bearer of Identity Card ID No. 8726640 issued by the Institute Ricardo Gumpleton Daunt, SP enrolled with the Individual Taxpayers' Register under no. 784,914,958-00, or by an Officer of Caixa de Previdencia dos Funciondrios do Banco do Brasil - PREVI appointed by him, or, in his absence or impeachment, by an Officer appointed by the totality of PREVI's Board of Officers.

                  8.5.2.1 The permanent member appointed as per item 8.5.2 shall have, in addition to the same rights granted to other members of the Committee, the veto power with respect to SPE Opportunity's recommendations, as per item 8.5.1.2, for the non-renewal of the term of any CVRD's officers."

         7. Replace item 12.1 which shall come into force with the following wording:

                  "12.1 Any party may, at any time, require that the Company, through an independent auditor of the Company or CVRD, as the case may be, effectively inspect the respective books, records and other documents of the Company or of CVRD, being the books, records and other documents widely and fully made available to the demanding party, provided such demanding party bears all costs and burdens, taking the necessary steps to avoid disturbance of the Company's or of CVRD's operations or management."

         8.       Insert:

                  "13.4 It is hereby not construed as transfer of SPE Opportunity Corporate Control the simultaneous occurrence up to the 25th calendar month counted from the Bid Settlement date, of disposal of the majority of quotas issued by the Prime Fund to at least two Brazilian companies, and the redemption of said quotas (disposal and redemption hereinafter referred as "Redemption"), so that the acquiring company or companies become a direct shareholder or shareholders of the Company, provided the acquiring company or companies adhere to this Agreement with the intervention of its or their controlling shareholder(s).

                  13.4.1 it is hereby understood as transfer of SPE Opportunity's corporate control (a) while Redemption does not occur, the disposal of any quotas of the Prime Funds, as well as, any quotas and/or equity interest ensuring that Sweet River Fund is SPE Opportunity's controlling shareholder; and
                  (b) at any time, the disposal by the Opportunity Asset Management Inc. of a half plus one of the voting quotas issued by Sweet River Fund."

         9.       Replace Clause 26.1 which shall have the following wording:

                  "26.1 Provided SPE Opportunity makes a capital contribution to the Company R$ 100,000,000.00 (one hundred million reais) up to the Bid Settlement date and while SPE Opportunity owns equity interest in the Company's capital stock in the percentage corresponding to, on the Bid Settlement date and after the Company's capital increases set forth in items 8.1 of the Investment Agreement and 3.12 of the Shareholders Agreement (the latter, if the case may be) a certain number of common shares of CVRD's capital in the amount of R$ 50,000,000.00 (fifty million reais) at the final price obtained at the Bid, SPE Opportunity is entitled to:

                           (a) indicate one member of CVRD's Audit Committee, to be appointed at CVRD's general meeting; and

                           (b) indicate, every three years, a triple list of internationally renowned independent auditing firms, of which one shall be mandatorily chosen by the Parties, at a Prior Meeting, as set forth in item 5.2(s) for the subsequent three-year period.

         10.      Insert:

                  "26.1.1 After Redemption, and provided (a) SPE Opportunity makes a capital contribution of R$ 100,000,000.00 (one hundred million reais) to the Company before the Bid Settlement date and (b) SPE Opportunity owns, on the date of the respective appointment of the members of Board of Directors, equity interest in the Company's capital stock in the percentage corresponding to, on the Bid Settlement date and after the Company's capital increases set forth in items 8.1 of the Investment Agreement and 3.12 of the Shareholders' Agreement (the latter, as the case may be) a certain number of common shares of CVRD's capital in the amount of R$ 100,000,000.00 (one hundred million reais) at the final price obtained at the Bid, SPE Opportunity is entitled to appoint one of the members of the Company's Board of Directors and its respective substitute, and the criteria set forth under item 6.2 shall apply to the parties only, except for SPE Opportunity."

                                       II

         The Parties hereto shall, within a maximum period of 60 days counted from the Settlement, provide for the restatement of the Agreement, so as to encompass all provisions set forth herein, with the intervention of Banco Opportunity S.A., in the quality of manager of the Prime Fund that holds SPE Opportunity's corporate control.

                                       III

         The other sections of the Shareholders' Agreement not amended hereby remain unchanged, being expressively ratified by this Instrument, which becomes an integral part of the Shareholders' Agreement.

         IN WITNESS WHEREOF, the parties hereto execute this Agreement in 4
(four) counterparts of equal content and form, in the presence of both undersigned witnesses.

                                        Rio de Janeiro, April 29, 1997.

                                        ELETRON S.A.



                                        Name (s) ____________________________

                                        Title (s) ___________________________



                                        LITEL PARTICIPACOES S.A.



                                        Name (s) ____________________________

                                        Title (s) ___________________________



                                        CSN STEEL CORP.



                                        Name (s) ____________________________

                                        Title (s) ___________________________



                                        SWEET RIVER INVESTMENT, LTD



                                        Name (s) ____________________________

                                        Title (s) ___________________________

                                        VALEPAR S.A.



                                        Name (s) ____________________________

                                        Title (s) ___________________________



                                        COMPANHIA DIDERURGICA NACIONAL



                                        Name (s) ____________________________

                                        Title (s) ___________________________



                                        NATIONSBANK CORPORATION



                                        Name (s) ____________________________

                                        Title (s) ___________________________



                                        BANCO OPPORTUNITY S.A.



                                        Name (s) ____________________________

                                        Title (s) ___________________________

Witnesses:



1.___________________________________   2.___________________________________

                                                                FREE TRANSLATION
                                                                   APRIL 8, 2002




                      ADDENDUM TO THE PRIVATE INSTRUMENT OF
                     SHAREHOLDERS' AGREEMENT OF VALEPAR S.A.

         The undersigned:

         I. LITEL PARTICIPACOES S.A., a company duly organized and existing under the laws of Republic Federative of Brazil, with head offices at Avenida Presidente Wilson, 231, 10th floor, in the City of Rio de Janeiro, State of Rio de Janeiro, enrolled with the Brazilian Federal Taxpayers' Register (CNPJ) under No. 00,743,065/0001-27, herein represented by its undersigned legal representatives (hereinafter referred to as "SPE Fundacoes");

         II. CSN STEEL CORP., a company duly organized and existing under the laws of Cayman Islands, with head offices at Ugland House, PO Box 309, George Town, Cayman, British West Indies, herein represented by its undersigned legal representatives (hereinafter referred to as "SPE CSN");

         III. SWEET RIVER INVESTMENTS, LTD., a company duly organized and existing under the laws of Cayman Islands, with head offices at Ugland House, PO Box 309, George Town, Cayman, British West Indies, herein represented by its undersigned legal representatives (hereinafter referred to as "SPE NATIONS");

         IV. ELETRON S.A., a company duly organized and existing under the laws of Republic Federative of Brazil, with head offices at Avenida Presidente Wilson, 231, 28th floor, in the City of Rio de Janeiro, State of Rio de Janeiro, enrolled with the Brazilian Federal Taxpayers' Register (CNPJ) under No. 00,743,065/0001-27, herein represented by its undersigned legal representatives (hereinafter referred to as "SPE Opportunity");

         (SPE Fundacoes, SPE CSN, SPE NATIONS and SPE Opportunity, individually referred to as "Party" and collectively as "Parties");

         As Intervening Parties:

         V. VALEPAR S.A., a company duly organized and existing under the laws of Republic Federative of Brazil, with head offices at Rua Lauro Muller, 116, 36 floor, in the City of Rio de Janeiro, State of Rio de Janeiro, enrolled with the Brazilian Federal Taxpayers' Register (CNPJ) under No. 01,772,413/0001-57, herein represented by its undersigned legal representatives (hereinafter referred to as "Company");

         VI. COMPANHIA SIDERURGICA NACIONAL, a company duly organized and existing under the laws of Republic Federative of Brazil, with head offices at Rua

Lauro Muller, 116, 36 floor, in the City of Rio de Janeiro, State of Rio de Janeiro, enrolled with the Brazilian Federal Taxpayers' Register (CNPJ/MF) under No. 33,042,730/0001-04, herein represented by its undersigned legal representatives, and in the quality of shareholder holding of all common shares of SPE CSN capital stock (hereinafter referred to as "CSN");

         VII. NATIONSBANK CORPORATION, a company duly organized and existing under the laws of North Carolina, United States of America, with head offices at 100 North Tryon St., Charlotte, North Carolina, United States of America, part of the controlling group of SPE Nations, through its subsidiary Blue Ridge Investments L.L.C., herein represented by its undersigned legal representatives (hereinafter referred to as "NationsBank"); and

         VIII. BANCO OPPORTUNITY S.A., a financial institution duly organized and existing under the laws of Republic Federative of Brazil, with head offices at Avenida Presidente Wilson, 231, 28 floor, in the City of Rio de Janeiro, State of Rio de Janeiro, part of the controlling group of SPE Opportunity, herein represented by its undersigned legal representatives (hereinafter referred to as "Opportunity"),

                                 W H E R E A S :
                                 - - - - - - -

         - The Parties, except for SPE Opportunity, executed on April 4, 1997, the Shareholders' Agreement of Valepar S.A. (hereinafter referred to as the "Agreement"), by which certain aspects of the Parties' relationship as shareholders of Valepar S.A were regulated (hereinafter referred to as the "Company"), as permitted by article 118, of Law No. 6,404, as of December 15, 1976.

         - By virtue of the respective adhesion agreement, executed on April 29, 1997, SPE Opportunity became a Party to the Agreement; and

         - The Parties wish to amend the Agreement, as provided hereinbelow.

         The Parties resolve, as they have in fact and lawfully resolved, to enter into this Addendum to the Private Instrument of Shareholders' Agreement of Valepar S.A, which shall be governed under the conditions and clauses described below.

         1. Pursuant to item 3.12 of the Shareholders' Agreement and except for SPE Fundacoes and SPE CSN, all Parties hereby irrevocably approve the adhesion of INVESTVALE and/or BNDESPAR to the Agreement. This adhesion shall be fully effected upon approval of SPE Fundacoes and SPE CSN.

         2. The Parties resolve to amend item 5.2.3. of the Shareholders' Agreement, which shall henceforth come into effect with the following wording:

                  "Within sixty (60) days as of the date of the Bid, if SPE Fundaroes disposes of shares or subscription rights to shares of the voting capital of Valepar, to INVESTVALE and/ or BNDESPAR or any of them wishes to acquire from any Party such shares or subscription rights, the percentage referred to in item 5.2.1. above shall, at SPE Fundacoes and/or SPE CSN sole discretion, be raised to 75% (seventy-five percent) of the common shares belonging to the Parties attending the Prior Meeting, calculated as set forth in item 5.1 above."

         The remaining clauses of the Agreement, not expressly hereby amended, remain in full force, unamended and are by this instrument expressly ratified, which becomes an integral part of the Agreement.

                  IN WITNESS WHEREOF, the Parties execute this instrument in four (4) counterparts, of equal content and form, before the two (2) undersigned witnesses.

                                        Rio de Janeiro, April 30, 1997

                                        LITEL PARTICIPACOES S.A.


                                        By:______________________________
                                             Name:
                                             Title:

                                        CSN STEEL CORP.


                                        By:_______________________________
                                             Name:
                                             Title:

                                        SWEET RIVER INVESTMENTS, LTD.


                                        By:_______________________________
                                             Name:
                                             Title:

                                        ELETRON S.A.


                                        By:_______________________________
                                             Name:
                                             Title:

                                        As Intervening Parties:

                                        VALEPAR S.A.


                                        By:_______________________________
                                             Name:
                                             Title:

                                        COMPANHIA SIDERURGICA NACIONAL


                                        By:_______________________________
                                             Name:
                                             Title:

                                        NATIONSBANK CORPORATION LITEL
                                        PARTICIPACOES


                                        By:_______________________________
                                             Name:
                                             Title:

                                        BANCO OPPORTUNITY S.A.


                                        By:_______________________________
                                             Name:
                                             Title:

WITNESSES:

1.   ______________________________
     Carlos Eduardo Reich
     Individuals Taxpayers' Register (CPF) No. 633.270.906-56


2.   ______________________________

   AMENDMENT TO THE INSTRUMENT OF ACCESSION TO THE SHAREHOLDERS' AGREEMENT OF
                    VALEPAR S.A. EXECUTED ON APRIL 29, 1997



The undersigned parties covenant and agree to amend the Instrument of Accession of Eletron S.A. to the Shareholders' Agreement of Valepar S.A. so that its item 6, the caption of clause 8.5.1 shall have the following wording:

"8.5.1. Should Citibank N.A. directly or indirectly contribute the total amount of two hundred million reais (R$200,000,000.00) in the capital stock of SPE Opportunity by means of (a) the contribution of one hundred million reais (R$100,000,000.00) in SPE Opportunity up the date of the Auction's Cash Settlement; and (b) the contribution of further one hundred million reais (R$100,000,000.00) within 45 days after the Auction's Cash Settlement so as to allow SPE Opportunity to buy the Affected Common Shares owned by SPE CSN Fundacoes and/or SPE Fundacoes, then SPE CSN and/or SPE Fundacoes shall jointly set apart, at their sole discretion as regards the apportionment, an amount of Affected Common Shares corresponding to one hundred million reais (R$100,000,000.00), based on the final price obtained at the Auction, that will be directly or indirectly purchased by Citibank N.A., and, in this case, the Right of First Refusal regarding the Transfer of the Affected Common Shares provided for in the Shareholders' Agreement shall not be applied, so that the direct or indirect transfer of the Affected Common Shares to Citibank N.A. through SPE Opportunity is freely carried out.

In witness whereof, the Parties have irrevocably and unconditionally execute this Amendment in six (6) counterparts of equal tenor and content.

                                                     Rio de Janeiro, May 9, 1997



ELETRON S.A.



by:   _________________________
      Name:
      Title:


LITEL PARTICIPACOES S.A.



by:   _________________________
      Name:
      Title:

CSN STEEL CORP

by:   _________________________
      Name:
      Title:

SWEET RIVER INVESTMENTS LTD.



by:   _________________________
      Name:
      Title:

VALEPAR S.A.



by:   _________________________
      Name:
      Title:

COMPANHIA SIDERURGICA NACIONAL



by:   _________________________
      Name:
      Title:

NATIONSBANK CORPORATION



by:   _________________________
      Name:
      Title:

BANCO OPPORTUNITY S.A.



by:   _________________________
      Name:
      Title:

Witnesses:



_______________________________

               AMENDMENT TO THE SHAREHOLDERS' AGREEMENT OF VALEPAR

By this private agreement and for all purposes of law the PARTIES hereto, hereinafter collectively referred to as "PARTIES":

I. LITEL PARTICIPACOES S.A., a corporation duly organized and legally existing under the laws of the Federative Republic of Brazil, with its principal place of business at Avenida Presidente Wilson, 231, 10 degrees andar, parte, in the City of Rio de Janeiro, State of Rio de Janeiro, enrolled in the General Taxpayers' Register under CGC/MF No 00.743.065/0001-27, herein represented by its undersigned legal representatives ("SPE Fundacoes");

II. CSN STEEL CORP., a company duly organized and legally existing under the laws of the Cayman Islands, with its principal place of business at Ugland House, PO Box 309, George Town, Cayman, Cayman Islands, British West Indies, herein represented by its undersigned legal representatives ("SPE CSN");

III. SWEET RIVER INVESTMENTS, LTD., a company duly organized and legally existing under the laws of the Cayman Islands, with its principal place of business at Ugland House, PO Box 309, George Town, Cayman, Cayman Islands, British West Indies, herein represented by its undersigned legal representatives ("SPE Nations");

IV. ELETRON S.A., a corporation duly organized and legally existing under the laws of the Federative Republic of Brazil, with its principal place of business at Avenida Presidente Wilson, 231, 28 degrees andar, parte, in the city of Rio de Janeiro, State of Rio de Janeiro, enrolled in the General Taxpayers' Register under CGC/MF No 00.514.998/001-42, herein represented by its undersigned legal representatives ("SPE Opportunity");

V. CLUBE DE INVESTIMENTO DOS EMPREGADOS DA VALE, a closed-end condominium, organized under the rules of CVM Instruction No 40/84, as amended by CVM Instructions 45/85 and 54/86, registered with the Rio de Janeiro Stock Exchange under No 1169/94, with its principal place of business at Avenida Presidente Wilson 228, 12 degrees andar, Rio de Janeiro - RJ., enrolled in the General Taxpayers' Register under CGC/MF No 003.74829/0001-54, herein represented by its undersigned legal representatives, herein referred to as INVESTVALE; and

VI. BNDES PARTICIPACOES S.A. - BNDESPAR, a wholly-owned subsidiary of the National Bank for Economic and Social Development (Banco Nacional de Desenvolvimento Economico e Social) - BNDES, with its principal place of business in the City of Brasilia, DF and offices at Avenida Republica do Chile 100, 18 degrees to 21 degrees andares, in the city of Brasilia, enrolled in the General Taxpayers' Register under CGC No 00.383.281/001-09, herein represented by its undersigned legal representatives, hereinafter referred to as BNDESPAR;

VII. VALEPAR S.A., a corporation duly organized and legally existing under the laws of the Federative Republic of Brazil, with its principal place of business at Rua Lauro Muller 116, 36 degrees andar, parte, in the City of Rio de Janeiro, State of Rio de Janeiro, enrolled in the General Taxpayers' Register under CGC/MF No 01.779.413/001-57, herein represented by its undersigned legal representatives, hereinafter referred to as "VALEPAR";

VIII. COMPANHIA SIDERURGICA NACIONAL, a corporation duly organized and existing under the laws of the Federative Republic of Brazil, with its principal place of business at Rua Lauro Muller 116, 36 degrees andar, in the City of Rio de Janeiro, State of Rio de Janeiro, enrolled in the General Taxpayers' Register under CGC/MF No 33.042.730/0001-04, herein represented by its undersigned legal representatives, as majority shareholder of shares of common stock of SPE CSN, hereinafter referred to as "CSN"; and

IX. NATIONSBANK CORPORATION, a corporation dully organized and legally existing under the laws of the State of North Carolina, United States of America, with its principal place of business at 100 North Tyron St., Charlotte, North Carolina, United States of America, part of the controlling group of SPE Nations through its subsidiary Blue Ridge Investments L.L.C., herein represented by its undersigned legal representatives, hereinafter referred to as "NationsBank";

X. BANCO OPPORTUNITY S.A., a corporation duly organized and legally existing under the laws of the Federative Republic of Brazil, with its principal place of business at Avenida Presidente Wilson 231, 28 degrees andar, parte, in the City of Rio de Janeiro, State of Rio de Janeiro, enrolled in the General Taxpayers' Register under CGC/MF No 33.857.830/0001-99 herein represented by its undersigned legal representatives, as manager of the investment fund holding the shareholding control of SPE Opportunity, hereinafter referred to as "Opportunity",

Whereas:

(i) SPE Fundacoes, SPE CSN and SPE Nations have entered into a Shareholders' Agreement (the "AGREEMENT") on April 24, 1997, by means of which they have established the rules and conditions to govern their relationship within the scope of the special purpose company that they have organized ("VALEPAR") with the purpose of participating in the Auction (the "AUCTION") and holding the shares purchased by them as a result of the privatization process of Companhia Vale do Rio Doce, under the terms of Invitation to Bid No PND-A-01/97/CVRD (the "Invitation to Bid"). Such AGREEMENT was the object of amendments and instruments of Accession whose copies, duly initialed by the undersigned, are an integral part of this instrument;

(ii) the employees, through INVESTVALE, are interested in having a stake in the SPE that wins the AUCTION as permitted by the Invitation to Bid;

(iii) BNDESPAR, in view of the previous and express manifestation of interest by INVESTVALE, is also interested in contributing with financial resources in the SPE that wins the AUCTION, in accordance with the offer published in a Notice dated April 25, 1997;

(iv) the PARTIES undersigning the AGREEMENT accept and agree with the interest of INVESTVALE and BNDESPAR in the capital of VALEPAR;

(v) the PARTIES intend to regulate the conditions related to the Accession of INVESTVALE and the BNDESPAR to the AGREEMENT;

Now, therefore, in consideration of the mutual promises made herein, the Parties agree as follows:

CLAUSE ONE - DEFINITIONS

1.1. The terms defined in Clause I of the AGREEMENT shall have the same meaning when used in this instrument.

1.2.     In addition, the expression below shall have the meaning as follows:

         "Priority Right of First Refusal" means the priority, granted to BNDESPAR by all of the other PARTIES, to exercise its right of refusal in the event that INVESTVALE intends to sell, assign, transfer, convey to the capital stock of another company, or transmit or otherwise dispose of, in whole or in part, the Affected Common Shares owned by, and/or any other subscription rights of, INVESTVALE.

CLAUSE TWO - INVESTVALE'S INTEREST IN THE CAPITAL STOCK OF VALEPAR

2.1. For the purposes of item 3.12 of Clause III of the AGREEMENT, INVESTVALE herein undertakes, irrevocably and unconditionally, to contribute to the capital increase of VALEPAR upon the subscription and payment of one million, one hundred and twenty five thousand (1,125,000) common shares in CVRD purchased in the Offer to Employees, and it is hereby expressly understood that (i) such shares shall be incorporated into VALEPAR's capital stock for the same price per share paid by VALEPAR at the auction and (ii) such shares shall be paid in within up to thirty (30) days as of the cash settlement of the Offer to Employees.

2.2. For the purposes of item 3.12 of Clause III of the AGREEMENT, BNDESPAR shall acquire, on the date hereof, eleven million, two hundred and fifty thousand (11,250,000) shares of common stock issued by VALEPAR for the price of thirty two reais (R$32.00) each, totaling three hundred and sixty million reais (R$360,000,000.00), such amount added by expenses such as emoluments and the Provisional Tax on Financial Transactions - CPMF.

CLAUSE THREE - FUNDAMENTALS OF THE COMPANY

3.1. Subparagraph (b), item 2.1 of Clause II of the AGREEMENT shall have the following wording: "(b) CVRD's business shall be conducted by experienced, independent and skilled professionals who shall meet the required qualifications as regards their duties while in office, this being also applied to CVRD's employees, and any possible employment relationship or any other relationship concerning any other type of professional collaboration existing between the PARTIES and CVRD's future managers shall be definitely extinguished before their appointment, other than CVRD's employees in the case of CVRD."

CLAUSE FOUR - RIGHT OF FIRST REFUSAL TO TRANSFER THE AFFECTED COMMON SHARES AND SUBSCRIPTION RIGHTS

4.1. For the period of 5 years as of the Date of the Cash Settlement of the AUCTION the following special rules shall be complied with in regard to Clause III of the AGREEMENT:

         4.1.1 The PARTIES hereby expressly waive the Right of First Refusal provided for in the AGREEMENT in the event that INVESTVALE or BNDESPAR intends to sell, assign, transfer, convey, exchange or otherwise dispose of to each other their Affected Common Stock, in whole or in part.

         4.1.2 BNDESPAR shall have a Priority Right of First Refusal for the acquisition of shares and/or rights offered by INVESTVALE, provided that, within ten (10) days as of the date on which the Offered PARTIES have received a notice from the Offering PARTY as established in item
                          3.2 of the AGREEMENT, BNDESPAR shall send notices in writing to INVESTVALE, showing that it intends to exercise the Right of First Refusal on the total, and not on less than the total of the shares and/or offered rights.

         4.1.3 In the event that the above notice is not sent, which means the waiver by BNDESPAR to the exercise of the Right of First Refusal, then BNDESPAR shall maintain its right of first refusal under the terms provided for in Clause III of the AGREEMENT.

         4.1.4 Should any of the PARTIES or any third parties submit any proposal for the acquisition of the Affected Common Shares and/or Subscription Rights in INVESTVALE or in BNDESPAR, then the respective shares shall be considered as one sole lot for the purposes of the exercise of the right of first refusal.

         4.1.5 In the event that a proposal is submitted for the acquisition of only part of the Affected Common Shares and/or Subscription Rights in INVESTVALE and in BNDESPAR, the shares and/or the subscription rights object of the proposal shall continue to represent one sole lot, and, in regard to the shares sold, the Affected Common Shares and/or Subscription Rights in INVESTVALE shall be deemed as having been first disposed of.

4.2. BNDESPAR may sell its Affected Common Shares in a specific auction provided that the following conditions are complied with:

         a) it shall inform the other PARTIES, no later than forty five (45) days before the auction, the quantity and the minimum price of the Affected Common Shares to be auctioned;

         b) it shall carry out the pre-qualification of third parties that are interested in the acquisition of the Affected Common Shares, and shall inform the other PARTIES, no later than ten (10) days before the auction, on the complete qualification of such interested third parties;

         c) no later than five (5) days before the date determined for the AUCTION to be held, the interested party shall inform to the BNDESPAR and to the other PARTIES on its firm intention to acquire the total Affected Common Shares, including any eventually unsubscribed shares, at the auction's minimum price;

         d) the Party (or PARTIES) that showed its(their) firm intention in acquiring the Affected Common Shares shall have three (3) business days after the auction is held to settle the payment, in the event of the minimum price, and five (5) business days as from the date the auction is held to confirm its (their) interest and shall settle the payment on the eight business day as from the date on which the auction is held, in the event that the price of the Affected Common Shares is higher than the minimum established price.

         4.2.1 Should the Common Affected Shares obtain, at auction, a price that is higher than the minimum price established, the confirmation of the interest by the Offered PARTIES in acquiring such shares by such a higher price ("Confirmation") shall be preceded by a meeting of the Offered PARTIES, such meeting to be held on the same place where the most recent Preliminary Meeting was held and shall begin at 9 A.M. on the last day of the Confirmation period (in case no other place or date is specified as agreed upon between the Offered PARTIES). The meeting of the Offered PARTIES shall have as its agenda the brief implementation of the procedure established in items
                          3.2 to 3.4 regarding the Right of First Refusal, and it is decided that the procedure established in items
                          3.2 and 3.3 may be extended for a maximum 2-hour period in such meeting. Thus, at the end of such meeting, if there is any interest in the acquisition of the respective Affected Common Shares by the Offered PARTIES, then the Offered PARTIES in attendance shall sign and send the Confirmation specifying the proportion established under this paragraph, it being certain that the waive to the respective Rights of First Refusal will be taken into account.

CLAUSE FIVE - ELECTION OF DIRECTORS

5.1. For purposes of Clause VI of the AGREEMENT, INVESTVALE and BNDESPAR shall form a sole block, with a view to establish the number of Directors to be appointed in accordance with item 6.2 of the AGREEMENT.

5.2. INVESTVALE is hereby assured the right to elect one member of the Board of Directors of VALEPAR in the event that its shareholding interest is not sufficient to elect a Director.

CLAUSE 6 - EXERCISE OF THE VOTING RIGHT

6.1. For all purposes, INVESTVALE's and BNDESPAR's voting rights shall be considered as a sole lot. INVESTVALE and BNDESPAR may enter into an agreement between themselves, INVESTVALE being the sole representative before the other PARTIES and VALEPAR.

CLAUSE SEVEN - TEMPORARY PROVISIONS

7.1. In the Preliminary Meetings to be held prior to the General Meetings and the Meetings of the Board of Directors of both VALEPAR and CVRD, and that come to be held up to the effective capital increase of VALEPAR, such meetings with the purpose of integrating INVESTVALE and BNDESPAR, as provided for in Clause Two of this Amendment, and integrating the CVRD common shares owned by the shareholders of SPE Fundacoes into the capital stock of VALEPAR, INVESTVALE, BNDESPAR and SPE Fundacoes shall be assured the full exercise of the rights provided for in this Amendment and in the AGREEMENT in accordance with the proportion of VALEPAR's shares specified in this instrument.

7.2.     The payment of shares comprising VALEPAR's capital stock shall be made
         (i) within thirty (30) days as of the date of cash settlement of the Offer to Employees, in the case of INVESTVALE, and (ii) within up to thirty (30) days as of the date of VALEPAR's General Meeting that resolves on the increase of the capital stock thereof, in the case of SPE Fundacoes, and the PARTIES hereto agree that the AGREEMENT shall become valid and effective on the cash settlement date of the AUCTION.

All of the other clauses of the AGREEMENT that were not modified by this Amendment shall remain in full force and effect.

In witness whereof, the PARTIES have irrevocably and unconditionally executed this Amendment in ten (10) counterparts of equal form and content in the presence of the undersigned witnesses.

              Rio de Janeiro, May 14, 1997.




              -------------------------
              LITEL PARTICIPACOES S.A.



              -------------------------
              CSN STEEL GROUP



              -------------------------
              SWEET RIVER INVESTMENTS. LTD.



              -------------------------
              CLUBE DE INVESTIMENTO DOS EMPREGADOS DA VALE

              -------------------------
              ELETRON S.A.



              -------------------------
              BNDES PARTICIPACOES S.A. - BNDESPAR



              -------------------------
              VALEPAR S.A.



              -------------------------
              COMPANHIA SIDERURGICA NACIONAL



              -------------------------
              NATIONSBANK CORPORATION



              -------------------------
              BANCO OPPORTUNITY S.A.



              Witnesses:

              -------------------------              -------------------------
              Name:                                  Name:
              CPF:                                   CPF: